Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.29 per Share, a 1.8% Increase Over Prior Quarter

June 3, 2024

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.29 per share of common stock for the second quarter of 2024. On an annualized basis the second quarter 2024 dividend of $0.29 equals $1.16 per share, an increase of $0.02 per share compared to the previous annualized dividend. The dividend is payable on July 12, 2024, to stockholders of record as of the close of business on June 28, 2024.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2024, the Company’s portfolio consisted of 1,937 freestanding net lease properties with a weighted average lease term of 14.1 years and a weighted average rent coverage ratio of 3.9x. In addition, as of March 31, 2024, the Company’s portfolio was 99.9% leased to 383 tenants operating 548 different concepts in 16 industries across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Capital Markets
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.